EXHIBIT 11.1


                       Statement Regarding Computation of Earnings Per Share
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
                                                             Year Ended
                                    ----------------------------------------------------------------
                                     June 25,     June 27,     June 28,      June 30,      June 30,
                                       2000         1999         1998          1997          1996
                                    ----------   ----------   ----------    ---------     ----------
Basic:
Weighted average common             32,965,000   29,015,000   27,726,000    26,911,000    23,652,000
   shares outstanding

Net income                          30,520,000   12,448,000    6,243,000     3,650,000       231,000

Net income per common share              $0.93        $0.43        $0.23         $0.14         $0.01

Diluted:
Weighted average common             32,965,000   29,015,000   27,726,000    26,911,000    23,652,000
   shares outstanding

Dilutive effect of stock options     2,252,000    1,417,000    1,261,000     1,340,000     1,578,000
   and warrants

Total shares                        35,217,000   30,432,000   28,987,000    28,251,000    25,230,000

Net income                          30,520,000   12,448,000    6,243,000     3,650,000       231,000

Net income per common share              $0.87        $0.41        $0.22         $0.13         $0.01
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